Exhibit 10.1

NON-EMPLOYEE DIRECTOR COMPENSATION AND BENEFITS

Annual Retainer	$50,000 per year*
Board Meeting Fee	$2,000 per meeting
Committee Chairman Fee	$2,000 per meeting
Audit Committee Chairman Annual Retainer	$7,500 per year*
Committee Meeting Fee	$1,200 per meeting
Presiding Director Annual Retainer	$20,000 per year*

* Paid in four quarterly installments. The Presiding Director annual retainer and the Audit Committee Chairman annual retainer are paid in cash or shares of H&R Block, Inc. common stock as selected by the applicable director.

In addition, each non-employee director receives a stock option grant each June 30 for 8,000 shares of the Company’s common stock pursuant to the 1989 Stock Option Plan for Outside Directors.

Eligible non-employee directors may defer retainers and meeting fees pursuant to the H&R Block Deferred Compensation Plan for Directors and the H&R Block Stock Plan for Non-employee Directors, which are described in the Company’s definitive proxy statement for the 2005 Annual Meeting of Shareholders.

The Company also offers its non-employee directors free income tax preparation services at an H&R Block office of their choice, a fifty percent discount on tax preparation services from RSM McGladrey, Inc. and free business travel insurance in connection with Company-related travel. In addition, the H&R Block Foundation will match gifts by non-employee directors to any 501(c)(3) organization up to an annual aggregate limit of $5,000.